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                                                                    EXHIBIT 10.1
                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 (502) 394-2100



                                  March 8, 2002




Jeffrey M. Cross
2810 Belknap Beach Road
Prospect, Kentucky 40059

         RE:      EMPLOYMENT AGREEMENT DATED FEBRUARY 6, 2001

Dear Jeff:

         Reference is hereby made to that certain Employment Agreement dated February 6, 2001 between Res-Care, Inc. (the "Company") and you ("Cross"), as amended by that certain letter agreement dated December 31, 2001 (collectively, the "Employment Agreement"). Capitalized terms not specifically defined herein shall have the meanings given to them in the Employment Agreement. The parties hereto desire to provide for the mutual termination of the Employment Agreement and Cross' employment with the Company. This letter agreement shall set forth the parties' agreements with regard to such matters. The parties hereby agree as follows:

         1. The Employment Agreement and Cross' employment with the Company shall terminate effective as of March 31, 2002. Such termination is by mutual consent of the parties. The terms and conditions of such termination and Cross' compensation and obligations in connection with the same shall be governed by this letter agreement. Section 5 of the Employment Agreement shall not be applicable to such termination and no provision of the Employment Agreement shall survive its termination, notwithstanding the provisions of Section 16 of the Employment Agreement to the contrary.

         2. Effective March 31, 2002, Cross hereby resigns as an officer, director, Leadership Team member, management committee member and/or manager of all of the Res-Care Companies (as defined in paragraph 11(a) hereof). Contemporaneously herewith, Cross shall execute the resignation letter attached hereto as Exhibit A. Between March 9, 2002 and March 31, 2002, the Employee shall be generally available to the Company and its personnel at the Company's reasonable request to provide assistance and information regarding the operations of the Company's Division for Persons with Disabilities prior to the date hereof and regarding the transition of

Jeffrey M. Cross
March 8, 2002
Page 2

management of the Company's Division for Persons with Disabilities. Except as requested by an officer of the Company, after March 8, 2002, the Employee will not enter the offices of the Company or otherwise represent or take any actions on behalf of any of the Res-Care Companies. Not later than April 2, 2002, Cross shall execute and deliver to the Chairman and/or any officer designated by the Chairman a certificate of Cross' level of compliance and Cross' knowledge of the Company's level of compliance with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies. Cross further specifically acknowledges that he is aware that it is the Company's policy that all employees immediately report to their supervisor, other management personnel, or the appropriate state and federal authorities, any activity which is, was, or may be in violation of state or federal laws or the Company's policies and procedures. Cross hereby represents that sufficient opportunities were made available to him to make such report(s), and that he has never knowingly witnessed or been a party to any activity in violation of federal or state laws while employed at the Company. Further, he agrees that he has observed no violations of Company policies or procedures except to the extent that he may have already reported the same to the Company in writing.

         3. Not later than March 31, 2002, Cross shall return to the Company any property of the Company or its subsidiaries then in Cross' possession or control, including without limitation, any Confidential Information (as defined in paragraph 11(d)(ii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in paragraph 11(d)(iii) hereof) of the Company. Cross hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company. Notwithstanding the preceding provisions of this paragraph 3 to the contrary, the Company acknowledges that the tangible personal property described in Exhibit B attached hereto shall be retained by Cross and the Company assigns and transfers to Cross any rights it has in such property. Cross represents that none of such property contains any Confidential Information, except for any Confidential Information that will be deleted as provided in the next sentence. Cross agrees that prior to March 31, 2002, he will cooperate with the Company's Information Technology Department to delete any Confidential Information from the electronic devices included in the list set forth on Exhibit B.

         4. Cross acknowledges and agrees that no Operational Incentive has been earned by him for any calendar quarter during the Term. Cross agrees that all of the options granted pursuant to Section 3(d) of the Employment Agreement, other than the options that vested on March 8, 2001 and the options that will vest on March 8, 2002, are not vested and shall expire and lapse as of March 31, 2002. Cross agrees that he shall not exercise any of such options and shall not sell any shares of common stock of the Company until the third trading day after the press release described in





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Jeffrey M. Cross
March 8, 2002
Page 3

paragraph 7 hereof is issued. Cross agrees that except for any amounts payable hereunder or Cross' accrued and unused vacation or paid time off as of March 31, 2002, Cross shall be entitled to no severance or other payment of any nature in connection with the termination of his employment. The amount of Cross' accrued and unused vacation or paid time off shall be paid to Cross (subject to applicable withholding) not later than April 15, 2002.

         5. Prior to March 31, 2002, the Chairman will execute and deliver to Cross a reference letter in the form attached as Exhibit C. In addition, prior to such date, the Chairman will provide to Cross a list of prospective employment opportunities for Cross known to the Chairman.

         6. To the extent that the Company has not previously paid such amount, the Company shall reimburse Cross for his tuition for his participation in the Masters of Business Administration Program at Vanderbilt University for the current semester and his reasonable travel expenses in connection with his attendance at such program in Nashville, Tennessee for the remaining four (4) weekend sessions to be completed by April 30, 2002. No reimbursements will be made for any sessions of such program or Cross' participation in such program after April 30, 2002. Such reimbursement shall be in amounts consistent with the prior reimbursements under Section 3(e)(iii) of the Employment Agreement. Not later than March 8, 2002, Cross shall submit to the Chairman any requests for reimbursement by the Company of expenses of Cross allowable under Section 3(f) of the Employment Agreement.

         7. Cross acknowledges that the Company is obligated to issue a press release announcing the termination of Cross' employment and the Employment Agreement on or around March 29, 2002. Not later than five (5) days prior to the proposed issuance of such press release, the Chairman shall provide Cross with a draft of the same and shall permit Cross to provide his input into such press release and shall negotiate in good faith any requested changes by Cross. The final version of such press release that shall be issued shall be subject to the Company's approval. The Company agrees that Cross may send a brief letter, in the form of Exhibit D attached hereto, to the Vice Presidents of the Company's Division for Persons with Disabilities expressing appreciation for their support and acknowledging his departure.

         8. Should Cross elect to exercise his option to continue his health care benefits currently provided by the Company following the termination of his employment, the Company will reimburse Cross for his payment to the Company of the monthly premiums (and any administrative charge paid by Cross to the Company) for such coverage for the period April 1, 2002 through December 31, 2002. Such reimbursement shall be made within five (5) after submission of a written request for reimbursement by Cross to the Chairman. The continuation of such health care benefits after December 31, 2002 shall be at Cross' sole expense. The COBRA election, as regulated by ERISA, shall begin at March 31, 2002, Cross' last date of official employment.




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Jeffrey M. Cross
March 8, 2002
Page 4

         9. On the date of the expiration of the Revocation Period (as defined in paragraph 17 hereof), Cross shall execute and deliver to the Company a promissory note in the form attached hereto as Exhibit E (the "Substitute Note") and the loan agreement in the form attached hereto as Exhibit F (the "Substitute Loan Agreement"). The Substitute Note shall be in the principal amount equal to the then aggregate principal balance of any accrued and unpaid interest on the Existing Note and the Additional Note and shall be a replacement for the Existing Note and the Additional Note. Contemporaneously with the delivery by Cross of the Substitute Note and the Substitute Loan Agreement, the Existing Note and the Additional Note shall be cancelled and the Existing Loan Agreement and the Additional Loan Agreement shall be terminated.

         10. Provided Cross complies with his obligations in paragraph 11 hereof, on April 15, 2002 and on the fifteenth (15th) day of each of the next nine (9) calendar months thereafter, the Company shall pay to Cross the sum of $18,000 by Company check. The Substitute Note shall provide that provided Cross complies with his obligations in paragraph 11 hereof, on the fifteenth (15th) day of each calendar month, commencing on February 15, 2003, and ending on September 15, 2003, the outstanding principal balance of the Substitute Note shall be reduced by one-eighth of its principal balance and the aggregate amount of interest accrued but unpaid on such amount of principal reduction shall be reduced and forgiven by the Company. The Substitute Note shall provide that in the event of Cross' death, the entire remaining principal balance and all accrued and unpaid interest on the Substitute Note shall be forgiven by the Company and deemed paid. All of the amounts paid and principal and interest forgiven as described in this paragraph 10 shall be considered consideration for Cross' covenants in paragraph 11 hereof. Prepayment of the Substitute Note shall not affect or alter Cross' obligations under paragraph 11 hereof.

         11. Cross hereby agrees that the following covenants shall be applicable to him commencing April 1, 2002:

                  (a) Cross acknowledges that (i) his services under the Employment Agreement were of a special, unique and extraordinary character and that his position with the Company placed him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the "Res-Care Companies") and allowed him access to Confidential Information, (ii) the Company provided Employee with a unique opportunity as the President of the Company's Division for Persons with Disabilities,
         (iii) the nature and periods of the restrictions imposed by the covenants contained in this paragraph 11 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Cross' employment under the Employment Agreement, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Cross were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in subparagraph (d)(i) of this paragraph 11), and (vi) the Territory is reasonably sized because the current Business of the





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Jeffrey M. Cross
March 8, 2002
Page 5

         Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

                  (b) Having acknowledged the foregoing, Cross covenants that without limitation as to time, (i) he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in subparagraph (d)(iv) of this paragraph 11), any Confidential Information, and (ii) he will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

                  (c) Having acknowledged the statements in paragraph 11(a) hereof, Cross covenants and agrees with the Res-Care Companies that he will not, directly or indirectly, from April 1, 2002 through September 30, 2003, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, any business or services (similar in nature to the Business) of any person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Cross' employment under the Employment Agreement; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory. Cross further agrees that during such period, he will not undertake any planning for or organization of any business activity that would be competitive with the Business.

                  (d) For purposes of this letter agreement:

                           (i) The "Territory" shall mean the forty-eight (48)
                  contiguous states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.

                           (ii) "Confidential Information" shall mean any
                  business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is


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Jeffrey M. Cross
March 8, 2002
Page 6

                  treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

                           (1) any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how" or trade secrets;

                           (2)      customer lists and information relating to
                                    (i) any client of any of the Res-Care
                                    Companies or (ii) any client of the
                                    operations of any other Person for which operations any of the Res-Care Companies provides management services;

                           (3) supplier lists, pricing policies, consulting contracts and competitive bid information;

                           (4) records, operational methods and Company policies and procedures, including manuals and forms;

                           (5)      marketing data, plans and strategies;

                           (6) business acquisition, development, expansion or capital investment plan or activities;

                           (7)      software and any other confidential
                                    technical programs;

                           (8) personnel information, employee payroll and benefits data;

                           (9)      accounts receivable and accounts payable;

                           (10) other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

                           (11) correspondence and communications with outside parties.

                           (iii) The "Business" of the Res-Care Companies shall
                  mean the business of providing youth treatment or services, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, training services,





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Jeffrey M. Cross
March 8, 2002
Page 7

                  or providing management and/or consulting services to third parties relating to the foregoing.

                           (iv) The term "Person" shall mean an individual, a
                  partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

                  (e) Cross acknowledges that his breach of any covenant contained in this paragraph 11 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Cross agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Cross of any covenant contained in this paragraph 11. If any provision of this paragraph 11 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

                  (f) If Cross, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this paragraph 11 to the prospective employer prior to accepting employment with that prospective employer.

         12. The Company, for itself and all of the other Res-Care Companies, and for their successors, affiliates, employees, officers, directors and assigns, hereby fully and completely release, acquit and forever discharge Cross, Cross' heirs, successors, assigns, and legal representatives (collectively, the "Cross Indemnitees"), from all claims, liabilities, demands and causes of action which they may have or claim to have against the Cross Indemnitees, known or unknown; however, this release does not waive any claims based upon fraud, gross misrepresentation or illegal conduct and does not waive any rights or claims which may arise after the date that this letter agreement is signed by the parties and does not release Cross' obligations under this letter agreement, the Substitute Note or the Substitute Loan Agreement or affect the Company's rights under such documents.

         13. Cross, for himself and his heirs, successors, assigns, and legal representatives, hereby fully and completely releases, acquits and forever discharges the Company and all of the other Res-Care Companies, as well as the employees, officers and directors of any of them (collectively, the "Company Parties") from all claims, liabilities, demands and causes of action which Cross may have or claim to have against the Company Parties. This includes but is not limited to a release of any rights or claims that Cross may have under the Age Discrimination in Employment Act, which





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Jeffrey M. Cross
March 8, 2002
Page 8

prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying males and females unequal pay for equal work; the Americans with Disabilities Act, and any other federal, state or local laws or regulations. This also includes a release by Cross of any contract, tort or wrongful discharge claims. This release covers claims that are both known and unknown. This release does not waive any rights or claims which might arise after the date that this letter agreement is signed by the parties and does not release the obligations of the Company under this letter agreement, the Substitute Note or the Substitute Loan Agreement, or affect Cross' rights under such documents, as modified herein. This letter agreement also does not waive any rights or claims, if any, that Cross may have to Cross' vested stock options (other than the options which have not vested as of March 31, 2002), which options shall be governed by, and exercisable for a limited period of time after March 31, 2002 in accordance with, the terms of the Stock Plan and any Award Agreement (as defined in the Stock Plan) applicable thereto, or any rights or claims, if any, that Cross may have to 401k plan or pension benefits under the Company's retirement plans. This letter agreement does not waive the right to file a charge with or participate in any investigation conducted by the Equal Employment Opportunity Commission (the "EEOC") but Cross agrees that he does waive his right, if any, to any monetary recovery if the EEOC pursues any claim on his behalf.

         14. Cross agrees never to make any claim or institute any suit, complaint, proceeding, grievance or action of any sort in any court, administrative agency or tribunal arising from his employment with the Company or any other occurrence prior to his signing this letter agreement. Cross hereby waives any right to recover any relief as a result of any claims or proceedings made on his behalf.

         15. Cross acknowledges that he has been given a period of at least twenty-one (21) days to review and consider this letter agreement before signing it. Cross further acknowledges that he had the opportunity to use as much of the twenty-one (21) day period as he wished prior to signing.

         16. Cross acknowledges that he has been advised by the Company that this letter agreement is a binding legal document. Cross acknowledges that the Company advised him to consult with an attorney, which he has done, before signing this letter agreement.

         17. Cross understands that he may revoke this letter agreement within seven (7) days after he signed it (the "Revocation Period") and that this letter agreement is not effective until this revocation period has passed. To revoke this letter agreement, Cross must deliver a written notice of revocation to Ronald G. Geary, Chairman, President and Chief Executive Officer, Res-Care, Inc. at 10140 Linn Station Road, Louisville, Kentucky 40223, by no later than the close of business on the seventh day after he signed this letter agreement. Cross understands that if he revokes this letter agreement, it shall not be effective or enforceable.


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Jeffrey M. Cross
March 8, 2002
Page 9

         18. The parties agree that this letter agreement, together with the Substitute Note and the Substitute Loan Agreement, set forth the entire agreement between Cross and the Company. Cross acknowledges that the Company has not made any promises to him other than in this letter agreement, and that no amendment may be made to this letter agreement unless in writing and signed by Cross and the Company. Cross acknowledges that he has not been coerced or intimidated or threatened in any way and that he signs this letter agreement knowingly and voluntarily.

         19. The invalidity or unenforceability of any particular provision of this letter agreement shall not affect the other provisions hereof and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         20. This letter agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this letter agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company and current residence of Cross.

         If the foregoing accurately reflects your understanding of the agreement of the parties, please sign both originals of this letter agreement and return an original to the undersigned.

                                        Sincerely,




                                        Ronald G. Geary
                                        Chairman, President and Chief Executive
                                        Officer





I ACKNOWLEDGE AND REPRESENT TO THE COMPANY THAT I HAVE CAREFULLY READ THIS LETTER AGREEMENT. I UNDERSTAND IT AND HAVE NO QUESTIONS ABOUT WHAT IT MEANS. I HAVE NOT BEEN FORCED OR INTIMIDATED IN ANY WAY TO SIGN IT, AND I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO IT.



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Jeffrey M. Cross
March 8, 2002
Page 10



I ACKNOWLEDGE THAT I HAVE CONSULTED WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.





                                -----------------------------------------------
                                Jeffrey M. Cross

                                Dated:
                                      -----------------------------------------